Exhibit 3.1

ARTICLES OF AMENDMENT

OF

BANK OF THE CAROLINAS CORPORATION

Bank of the Carolinas Corporation, a corporation organized and existing under the laws of the State of North Carolina, for the purpose of amending its articles of incorporation to fix the preferences, limitations, and relative rights of a new series of its preferred stock in accordance with the provisions of sections 55-6-02 and 55-10-06 of the General Statutes of North Carolina, hereby submits these articles of amendment, in the form approved by the corporation’s Board of Directors on July 9, 2014:

1. The name of the corporation is Bank of the Carolinas Corporation.

2. The articles of incorporation of the corporation are hereby amended by inserting the following new Article 2B (For the avoidance of doubt, it is noted that Article 2 and Article 2A of the articles of incorporation shall remain unchanged by these articles of amendment):

3. These articles will become effective upon filing with the North Carolina Secretary of State.

This the 21st day of July, 2014.

BANK OF THE CAROLINAS CORPORATION

By:	/s/ Stephen R. Talbert
Stephen R. Talbert
President and Chief Executive Officer

2B.

Part 1. DESIGNATION AND AMOUNT. The shares of such series shall be designated as “Junior Participating Preferred Stock, Series B” (the “Series B Preferred Stock”), and the number of shares constituting the Series B Preferred Stock shall be 500,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series B Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation that are convertible into Series B Preferred Stock.

Part 2. DIVIDENDS AND DISTRIBUTIONS.

(A) Subject to the rights of the holders of any shares of any series of Preferred Stock (or other capital stock) ranking prior and superior to the Series B Preferred Stock with respect to dividends, the holders of shares of Series B Preferred Stock, in preference to the holders of the common stock, no par value per share (the “Common Stock”), of the Corporation and of any other stock ranking junior to the Series B Preferred Stock as to dividends, shall be entitled to receive, when, as, and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first business day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or a fraction of a share of Series B Preferred Stock, in an amount per share (rounded to the nearest cent) equal to (subject to the provision for adjustment hereinafter set forth) 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series B Preferred Stock. In the event the Corporation shall at any time after July 21, 2014 (the “Rights Declaration Date”) declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series B Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) The Board of Directors shall declare a dividend or distribution on the Series B Preferred Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise)).

(C) The Board of Directors may fix a record date for the determination of holders of shares of Series B Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

Part 3. VOTING RIGHTS. In addition to any other voting rights required by law, the holders of shares of Series B Preferred Stock shall have the following voting rights:

(A) Subject to the provision for adjustment hereinafter set forth, each share of Series B Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the shareholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series B Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) Except as otherwise provided herein, in the Corporation’s charter or by law, the holders of shares of Series B Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

(C) Except as set forth herein or as otherwise provided in the Corporation’s charter or by law, holders of Series B Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for the taking of any corporate action.

SECTION 4. CERTAIN RESTRICTIONS.

(A) Whenever any dividend or distribution declared and payable on the Series B Preferred Stock as provided in Section 2 shall remain unpaid, thereafter and until all declared but unpaid dividends and distributions on shares of Series B Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up of the Corporation) to the Series B Preferred Stock;

(ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up of the Corporation) with the Series B Preferred Stock, except dividends paid ratably on the Series B Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up of the Corporation) to the Series B Preferred Stock provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (as to dividends and upon dissolution, liquidation or winding up of the Corporation) to the Series B Preferred Stock; or

(iv) redeem or purchase or otherwise acquire for consideration any shares of Series B Preferred Stock, or any shares of stock ranking on a parity with the Series B Preferred Stock (either as to dividends or upon liquidation, dissolution or winding up of the Corporation), except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

(C) The Series B Preferred Stock shall not be transferable, except by a registered holder (i) to an affiliate of such registered holder; (ii) to the Corporation; (iii) in a public distribution; (iv) in a transaction after which no transferee or group of transferees would hold 2% or more of any class of the Corporation’s Common Shares; or (v) to a transferee that owns at least 50% of the Corporation’s Common Shares prior to such transfer

Part 5. REACQUIRED SHARES. Any shares of Series B Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of the Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Articles of Incorporation of the Corporation or in any other Articles of Amendment creating a series of Preferred Stock or any similar stock or as otherwise required by law.

Part 6. LIQUIDATION, DISSOLUTION OR WINDING UP. Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made (A) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up of the Corporation) to the Series B Preferred Stock unless, prior thereto, the holders of shares of Series B Preferred Stock shall have received $100 per share, plus an amount equal to any declared but unpaid dividends and distributions thereon to the date of such payment; provided that the holders of shares of Series B Preferred Stock shall also be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount to be distributed per share to holders of shares of such stock ranking junior to the Series B Preferred Stock, or (B) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up of the Corporation) with the Series B Preferred Stock, except distributions made ratably on the Series B Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time after the Rights Declaration Date declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series B Preferred Stock were entitled immediately prior to such event under the proviso in clause (A) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Part 7. CONSOLIDATION, MERGER, ETC. In the event the Corporation shall enter into any consolidation, merger, share exchange, combination, or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash or any other property, or any combination of the foregoing, then in any such case each share of Series B Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount of stock, securities, cash or any other property, as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series B Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Part 8. NO REDEMPTION. The shares of Series B Preferred Stock shall not be redeemable.

Part 9. RANK. Unless otherwise provided in the charter of the Corporation or in articles supplementary relating to a subsequent series of Preferred Stock, the Series B Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the Corporation’s Preferred Stock and shall rank senior to the Common Stock as to such matters.

Part 10. AMENDMENT. The charter of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences, or special rights of the Series B Preferred Stock so as to affect the holders thereof adversely without the affirmative vote of the holders of a majority of the outstanding shares of Series B Preferred Stock, voting separately as a class.

Part 11. FRACTIONAL SHARES. Series B Preferred Stock may be issued in fractions of a share, which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have all other rights of holders of Series B Preferred Stock.